Exhibit 99.2

Pro-Forma Financial Information

The following unaudited pro-forma data provides the balance sheet as of December 31, 2017 and summarizes the result of the operations for the years ended December 31, 2017 and 2016 as if the acquisition of Just Right Products, Inc. (“Just Right Products”) had been completed on January 1, 2016. The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2016.

December 31, 2017

	ADM	Just Right	Pro-forma
	Endeavors	Products (a)	Adjustments	Combined
ASSETS
Current assets
Cash	$9,356	$45,589	$-	$54,945
Accounts receivable, net	-	284,071	-	284,071
Inventory	-	13,679	-	13,679
Other receivable	-	11,333	-	11,333
Total current assets	9,356	354,672	-	364,028

Fixed assets, net	7,180	117,261	-	124,441
Goodwill	-	-	936,760	936,760

Total assets	$16,536	$471,933	$936,760	$1,425,229

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Note payable	$4,606	$-	$-	$4,606
Capital leases, current portion	-	47,378	-	47,378
Accounts payable	112,689	78,551	-	191,240
Accounts payable to related parties	-	23,978	-	23,978
Accrued expenses	90,015	100,787	-	190,802
Due to related party	137,885	-	-	137,885
Income tax payable	-	33,500	-	33,500

Total current liabilities	345,195	284,194	-	629,389

Non-current liabilities
Capital leases, net of current portion	-	26,684	-	26,684
Note payable, net of current portion	10,328	-	-	10,328

Total non-current liabilities	10,328	26,684	-	37,012

Total liabilities	355,523	310,878	-	666,401

Stockholders’ equity (deficit)
Preferred stock	-	-	2,000	2,000
Common stock	129,316	5,100	(5,100)	129,316
Additional paid-in capital	15,464,309	76,800	(14,992,752)	548,357
Retained earnings (accumulated deficit)	(15,932,612)	79,155	15,932,612	79,155
Total stockholders’ equity (deficit)	(338,987)	161,055	936,760	758,828

Total liabilities and stockholders’ equity (deficit)	$16,536	$471,933	$936,760	$1,425,229

	For the Year Ended December 31, 2017
	ADM	Just Right Products (a)	Pro-forma Adjustments	Combined
Revenue, net	$159,836	$3,240,005	$-	$3,399,841
Operating expenses	835,169	3,047,741	-	3,882,910
Income (loss) from operations	(675,333)	192,264	-	(483,069)
Other income (expense)	(12,832)	(6,103)	-	(18,935)
Income before income taxes	(688,165)	186,161	-	(502,004)
Net income (loss)	$(688,165)	$152,661	$-	$(535,504)
Net income (loss) per common share - basic and diluted	$(0.01)			$(0.00)
Weighted average number of common shares outstanding during the period - basic and diluted	128,272,703			128,272,703

	For the Year Ended December 31, 2016
		Just Right	Pro-forma
	ADM	Products (a)	Adjustments	Combined
Revenue, net	$189,406	$2,821,942	$-	$3,011,348
Operating expenses	954,201	2,790,245	-	3,744,446
Income (loss) from operations	(764,795)	31,697	-	(733,098)
Other income (expense)	(7,151)	(772)	-	(7,923)
Income before income taxes	(771,946)	30,925	-	(741,021)
Net income (loss)	$(771,946)	$30,925	$-	$(741,021)
Net income (loss) per common share - basic and diluted	$(0.01)			$(0.01)
Weighted average number of common shares outstanding during the period - basic and diluted	125,908,651			125,908,651

(a)	Reflects 2017 and 2016 results of operations prior to the acquisition date. Just Right Products was acquired on April 1, 2018. Both entities are using their respective audited financials for the periods.